EXHIBIT 23(a)

              CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 26, 2000 relating to the financial statements, which appears in the 2000 Annual Report to Shareholders of Modine Manufacturing Company, which is incorporated by reference in Modine Manufacturing Company's Annual Report on Form 10-K for the year ended March 31, 2000. We also consent to the incorporation by reference of our report dated April 26, 2000 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 9, 2000 relating to the financial statements, which appears in the Annual Report of Modine 401K Retirement Plan For Hourly Non-Union Employees on
Form 11-K for the year ended December 31, 1999.

PRICEWATERHOUSECOOPERS LLP


Chicago, Illinois
October 13, 2000